Exhibit (a)(1)(C)

BAZAARVOICE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION FORM

Before signing this election form, please make sure you have received, read and understand the documents that make up this offer to exchange certain outstanding options for a lesser number of new options, subject to a new vesting schedule (referred to as the “offer”), including: (1) the Offer to Exchange Certain Outstanding Options for New Options (referred to as the “Offer to Exchange”); (2) the e-mail from Gene Austin, dated July 5, 2016 and the e-mail from optionexchange@bazaarvoice.com, dated July 5, 2016; (3) this election form; and (4) the withdrawal form. The offer is subject to the terms of these documents as they may be amended. The offer provides eligible option holders who hold eligible options the opportunity to exchange these eligible options for new options as set forth in Section 2 of the Offer to Exchange. This offer expires at 11:00 p.m., Central Time, on August 2, 2016, unless extended. PLEASE FOLLOW THE INSTRUCTIONS ATTACHED TO THIS FORM.

In accordance with the terms outlined in the offer documents, the number of new options you receive will be based on the exercise price of your exchanged options as described in Section 2 of the Offer to Exchange. If you are an eligible option holder and participate in this offer, you may exchange unexercised options granted to you by Bazzarvoice under the 2012 Equity Incentive Plan and/or the 2005 Stock Plan, with an exercise price greater than $6.11 per share. Each new option will vest in accordance with the schedule described in Section 9 of the Offer to Exchange. Vesting on any date is subject to your continued service with Bazaarvoice or its successor (or any subsidiary) through each relevant vesting date. You will lose your rights to all exchanged options that are cancelled under the offer.

BY PARTICIPATING, YOU AGREE TO ALL TERMS OF THE OFFER AS SET FORTH IN THE OFFER DOCUMENTS.

If you would like to participate in this offer, please complete and submit your election via the offer website (our preferred method) at www.equitytool.com/ispadvisors/bazaarvoice by 11:00 p.m., Central Time, on August 2, 2016, unless extended.

Alternatively, you may indicate your election by checking one of the boxes below and completing and signing this election form. Please be sure to follow the instructions, which are attached.

To participate in the offer to exchange some or all of your eligible options, you must sign, date and deliver the completed election form via facsimile or e-mail (via PDF or similar imaged document file) by 11:00 p.m., Central Time, on August 2, 2016, unless extended, to:

Kin Gill, Chief Legal Officer, General Counsel, and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@bazaarvoice.com

Only responses that are complete, signed and actually received by Bazaarvoice or via the website through the methods described above by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Please check the appropriate box:

☐ Yes, I wish to participate in the offer as to ALL of my eligible option grants.

All of my eligible options will be cancelled irrevocably on the cancellation date, currently expected to be August 2, 2016.

OR

☐ Yes, I wish to participate in the offer as to my eligible option grants listed below (please list):

Eligible Option Grant Number	Grant Date

My eligible option grants that are specifically listed above will be cancelled irrevocably on the cancellation date, currently expected to be August 2, 2016.

I understand that this election form will replace any election form and/or election I previously submitted.

Option Holder Signature

Option Holder Name (Please print)

Date and Time	E-mail Address

RETURN TO KIN GILL VIA FACSIMILE AT 512-853-2182 OR VIA E-MAIL

AT OPTIONEXCHANGE@BAZAARVOICE.COM NO LATER THAN

11:00 P.M., CENTRAL TIME, ON AUGUST 2, 2016.

BAZAARVOICE, INC.

OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS

FOR NEW OPTIONS

ELECTION INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1. Delivery of the Election.

A properly completed election must be received either (i) via the offer website (our preferred method) or (ii) by facsimile or e-mail (via PDF or similar imaged document file), on or before 11:00 p.m., Central Time, on August 2, 2016 (referred to as the expiration date).

Electing Through the Offer Website:

1. To access the offer website, go to www.equitytool.com/ispadvisors/bazaarvoice. To log into the site, enter your Bazaarvoice email address and the password that you received in the e-mail from optionexchange@bazaarvoice.com on July 5, 2016 and select the “Login” button. You will then be asked to create a permanent password. If you do not know your password, you may follow the link at the bottom of the login page or contact Bazaarvoice at optionexchange@bazaarvoice.com.

2. You will be directed to the Stock Option Exchange Offer welcome page, where you may access the various documents relating to the offer.

3. Click on the “My Grants” button at the top of the welcome page, where you can view your eligible options and access the option exchange analysis tool, which will enable you to enter hypothetical future stock prices and see the stock price’s effect on the potential future values of your eligible options or new options.

4. To make your election, indicate the eligible options that you would like to exchange by selecting “Exchange” or “Do Not Exchange” next to the eligible option grants.

5. Click on the “Submit” button to finalize your election.

6. After you submit your election, you will be directed to the “Election Confirmation Statement” page. Print and save a copy of the confirmation for your records.

Your election must be received by Talon (the third party we have engaged to assist with the implementation of the offer) on or before the expiration date, currently expected to be 11:00 p.m., Central Time, on August 2, 2016.

Electing via Facsimile or E-mail:

Although we encourage you to submit your election electronically via the offer website, if you are unable to do so or if you choose not to utilize the offer website acceptance process, you may submit your election by sending your acceptance by facsimile or e-mail by using the fax number or e-mail address provided below. You do not need to submit an election by facsimile or e-mail if you accept the offer via the offer website. To send your election by facsimile or e-mail, you must do the following on or before 11:00 p.m., Central Time, on the expiration date, currently expected to be August 2, 2016:

1. Properly complete and sign the election form.

2. Deliver the completed and signed election form via facsimile or e-mail (via PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel, and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@bazaarvoice.com

The delivery of all required documents, including election forms, is at your risk. Delivery will be deemed made only when actually received by Bazaarvoice. In all cases, you should allow sufficient time to ensure timely delivery. We intend to confirm the receipt of your election form by facsimile or e-mail within two (2) U.S. business days if your election was received by us via facsimile or e-mail. Please note that if you submit an election form via facsimile or e-mail within the last two (2) U.S. business days prior to the expiration of the offer, time constraints may prevent us from providing a confirmation by e-mail prior to the expiration of the offer. If you have not received such a confirmation, it is your responsibility to ensure that your election has been received by Bazaarvoice by 11:00 p.m., Central Time, on August 2, 2016. Confirmation statements for submissions through the offer website may be obtained by printing the “Election Confirmation Statement” page after submitting your election; you should print and save a copy of the confirmation for your records. Only responses that are properly completed and actually received by Talon and/or Bazaarvoice via the offer website, facsimile or e-mail by the deadline will be accepted. Responses submitted by any other means, including hand delivery, inter-office mail or U.S. mail (or other post) and Federal Express (or similar delivery service) are not permitted.

Our receipt of your election is not by itself an acceptance of your eligible options for exchange. For purposes of the offer, we will be deemed to have accepted options for exchange that are validly elected for exchange and not properly withdrawn as of when we give oral or written notice to the option holders generally of our acceptance for exchange of such options, which notice may be made by press release, e-mail or other method of communication.

Bazaarvoice will not accept any alternative, conditional or contingent elections. Although it is our intent to send you an e-mail confirmation of receipt of this election form if you submit your election via facsimile or e-mail, or provide a confirmation statement on the offer website if you submit your election via the offer website, by completing and submitting this election, you waive any right to receive any notice of the receipt of the election for exchange of your options, except as provided for in the Offer to Exchange. Any confirmation of receipt sent to you merely will be a notification that we have received your election and does not mean that your options have been cancelled. Your eligible options that are accepted for exchange will be cancelled on the same U.S. calendar day as the expiration of the offer (but following the expiration of the offer), which cancellation is scheduled to be August 2, 2016.

2. Withdrawal and Additional Elections.

Elections to exchange options made through the offer may be withdrawn at any time before 11:00 p.m., Central Time, on August 2, 2016. If Bazaarvoice extends the offer beyond that time, you may withdraw your elected options at any time until the extended expiration of the offer. In addition, although Bazaarvoice currently intends to accept your validly elected options promptly after the expiration of the offer, if we have not accepted your options by 11:00 p.m., Central Time, on August 30, 2016, you may withdraw your elected options at any time thereafter.

To withdraw some or all of your eligible options elected for exchange, you must deliver a properly completed withdrawal via the offer website (our preferred method) , facsimile or e-mail (via PDF or similar imaged document file) while you still have the right to withdraw the elected options to:

Kin Gill, Chief Legal Officer, General Counsel, and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@bazaarvoice.com

Offer Website: www.equitytool.com/ispadvisors/bazaarvoice

You may not rescind any withdrawal and any eligible options withdrawn will not be deemed properly elected for exchange for purposes of the offer, unless you properly re-elect to exchange those options before the expiration date.

To re-elect to exchange some or all of your withdrawn options or to elect to exchange additional eligible options, you must submit a new election via the offer website (our preferred method) , facsimile or e-mail (via PDF or similar imaged document file) to:

Kin Gill, Chief Legal Officer, General Counsel, and Secretary

Bazaarvoice, Inc.

Fax: 512-853-2182

E-mail: optionexchange@bazaarvoice.com

Offer Website: www.equitytool.com/ispadvisors/bazaarvoice

Your new election must be submitted before the expiration date in accordance with the procedures described in these instructions. Because any prior election will be disregarded, your new election must indicate all eligible options you wish to exchange, not just those you wish to add. Your new election must include the required information regarding all of the options you want to exchange and must be signed and clearly dated after the date of your original election form and any withdrawal you have submitted. Upon the receipt of such a new, properly filled out, signed and dated election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election. You will be bound by the last properly submitted election and/or withdrawal we receive prior to the expiration date.

3. Elections.

If you intend to exchange eligible options through the offer, you must exchange all of your shares subject to each eligible option grant, except as noted herein.

You may choose which of your eligible option grants you wish to exchange. If you have exercised a portion of an eligible option grant, your election will apply to the portion that remains unexercised. However, if an eligible option grant is subject to a domestic relations order (or comparable legal document as the result of the end of a marriage), you may tender only that portion of the eligible option grant that you beneficially own.

4. Signatures on this Election.

If the election is being submitted via email, it must be signed by the holder of the eligible options and the signature must correspond with the name as written on the face of the option agreement or agreements to which the options are subject without alteration, enlargement or any change whatsoever. If this election is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to Bazaarvoice of the authority of that person to act in that capacity must be submitted with this election.

Elections by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity may not be submitted via the offer website.

Elections submitted via the offer website:

Entering your password and submitting the election via the offer website is the equivalent of signing your name on a paper form and has the same legal effect as your written signature. ***

5. Other Information on this Election.

If you are submitting the election via facsimile e-mail, in addition to signing the election form, you must print your name and indicate the date and time at which you signed. You must also include a current e-mail address.

6. Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange or this election form may be directed to:

Kin Gill, Chief Legal Officer, General Counsel and Secretary

Bazaarvoice, Inc.

10901 Stonelake Blvd.

Austin, Texas 78759

Phone: (512) 551-6094

E-mail: optionexchange@bazaarvoice.com

Copies will be furnished promptly at Bazaarvoice’s expense.

7. Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any options. Our determination of these matters will be given the maximum deference permitted by law. However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction. Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties. We reserve the right to reject any elections or any options elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly elected for exchange options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any election to exchange of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted with respect to all option holders and options elected for exchange. No election for exchange of options will be deemed to have been properly made until all defects or irregularities have been cured by the applicable option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in elections, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received by Talon and/or Bazaarvoice via the offer website (our preferred method), facsimile or e-mail (via PDF or similar imaged document file), on or before 11:00 p.m., Central Time, on August 2, 2016.

8. Additional Documents to Read.

You should be sure to read the Offer to Exchange, all documents referenced therein, and the e-mail from Gene Austin, dated July 5, 2016 and the e-mail from optionexchange@bazaarvoice.com, dated July 5, 2016, before deciding to participate in the offer.

9. Important Tax Information.

You should refer to Section 14 and Schedule C of the Offer to Exchange, which contains important tax information. We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.

10. Data Privacy.

By electing to participate in the offer, you consent to the collection, use and transfer, in electronic or other form, of your personal data as described herein by and among, as applicable, Bazaarvoice or its successor entity (and their subsidiaries), for the exclusive purpose of implementing, administering and managing your participation in (and/or withdrawal from) the offer.

You understand that Bazaarvoice or its successor (or a subsidiary) may hold certain personal information about you, including, but not limited to, your name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of common stock or directorships held in Bazaarvoice, details of all options granted to you by Bazaarvoice or any other entitlement to shares of common stock awarded, canceled, exercised, vested, unvested or outstanding in your favor (“Data”), for the exclusive purpose of implementing, administering and managing your participation in the offer. You understand that your Data will be transferred to Talon and may be transferred to a broker or any other service provider selected by Bazaarvoice in the future for the purpose of assisting Bazaarvoice with the implementation, administration and management of the offer. You further understand that the recipients of your Data may be located in the United States or elsewhere, and that a recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than your country. If you are an eligible employee residing outside the United States, you may request a list with the names and addresses of any potential recipients of your Data by contacting Bazaarvoice or your local human resources representative.

In this regard, you hereby authorize Bazaarvoice or its successor (or a subsidiary), Talon and any other possible recipients which may assist Bazaarvoice, presently or in the future, with implementing, administering and managing the offer to receive, possess, use, retain and transfer your Data, in electronic or other form, for the sole purpose of implementing, administering and managing your participation in the offer. You understand that your Data will be held only as long as is necessary to implement, administer and manage your participation in the offer. If you are an eligible employee in the United Kingdom, you understand that you may, at any time, view your Data, request additional information about the storage and processing of your Data, require any necessary amendments to your Data or refuse or withdraw the consents herein, in any case without cost, by contacting, in writing, Bazaarvoice or your local human resources representative. Further, you understand, you are providing the consents herein on a purely voluntary basis. If you do not consent, or if you later seek to revoke your consent, your employment, service and/or career with Bazaarvoice or your employer will not be adversely affected; the only adverse consequence of refusing or withdrawing your consent is that Bazaarvoice would not be able to grant determine which of your options are eligible to participate in the offer or grant you new options under the offer. Therefore, you understand that refusing or withdrawing your consent may affect your ability to participate in the offer. For more information on the consequences of your refusal to consent or withdrawal of consent, please contact Bazaarvoice or your local human resources representative.

11. Language Consent.

By completing the election form and/or submitting your election electronically through the offer website, you confirm that you have received the election form and all other documents and communications relating to the offer, which were provided to you in the English language and you accept the terms and conditions contained in these documents accordingly. If you have received the election form or any other document or communication related to the offer translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.